Exhibit 10.17

REPUBLIC AIRWAYS INC.
TRANSITIONAL CEO AGREEMENT
THIS TRANSITIONAL CEO AGREEMENT (this “Agreement”) is entered by and between Republic Airways Inc., an Indiana corporation (the “Company”), on the one hand, and David Grizzle (“Executive”), on the other, as of the Effective Date (as defined below). The Company and Executive are referred to herein individually as a “Party” and, collectively, as the “Parties.”
WHEREAS, the Company would like to engage the services of Executive to serve as Chief Executive Officer of the Company (“CEO”) and facilitate a successful CEO succession process following the departure of the prior CEO, and Executive would like to be so engaged;
WHEREAS, the Company and Executive have agreed on terms for such services and compensation therefor; and
WHEREAS, the Company and Executive wish to enter into a formal written agreement to document such relationship.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment Term. Executive’s employment pursuant to this Agreement shall be effective July 1, 2025 (the “Effective Date”) and shall continue until the second anniversary of the Effective Date, unless earlier terminated as provided in Section 4 below. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.” The last day of Executive’s employment with the Company is hereinafter referred to as the “Termination Date.”
2.Title; Duties; Reporting.
(a)Executive shall be employed by the Company as CEO and shall continue to serve as Chairman of the Board of Directors of the Company (the “Board”). Executive’s duties and responsibilities shall be consistent with the role of CEO.
(b)During the Employment Term, Executive shall continue to report solely and exclusively to the Board.
(c)Executive shall perform Executive’s duties hereunder and shall not engage in any other business or employment that would result in a conflict of interest. Executive shall perform Executive’s duties, responsibilities and functions for the Company to the best of Executive’s abilities in a diligent, trustworthy, businesslike, and efficient manner. Executive’s duties will be determined by the Company and may include activities for the benefit of the Company’s subsidiaries or affiliates. Executive shall perform his duties applying Executive’s fiduciary duty to the Company in accordance with laws, the provisions of this Agreement, the Company’s organizational documents, and general directives and specific instructions given to Executive by the Company from time to time.

(d)Executive shall be classified as a remote employee and Executive’s principal place of employment shall be Executive’s home office in Virginia; provided, Executive will be required to travel from time-to-time on Company business, including to Company’s headquarters.
(e)Executive agrees that (i) Executive’s title, position, salary, responsibilities, education, professional certifications, and background, as they relate to Executive’s employment by the Company under this Agreement, classify Executive as an “Exempt” employee and “Regular Full-Time” for purposes of all state and federal laws that relate to overtime pay and other employment law and policy matters; (ii) Executive shall receive only the compensation and benefits described herein; and (iii) Executive shall not be eligible for or receive any extra overtime or other special payment or compensation under this Agreement, including, without limitation, for hours of work performed outside of regular business hours, on holidays or otherwise.
3.Compensation and Benefits.
(a)Base Salary. During the Employment Term, Executive’s base salary shall be paid at a rate of $540,000.00 US Dollars per annum (the “Base Salary”), payable in regular installments in accordance with the Company’s general payroll practices. The Base Salary may not be decreased without the consent of Executive.
(b)Annual Performance Bonus. In respect of each fiscal year of the Company occurring during the Employment Term, Executive shall be eligible for an annual cash incentive bonus (the “Annual Bonus”). The target Annual Bonus for each such fiscal year shall be 100% of Executive’s Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of specified corporate, financial, operational and individual performance for such fiscal year, as approved by the Compensation Committee of the Board (the “Compensation Committee”). Executive’s Annual Bonus opportunity shall be prorated for each partial year of employment during the Employment Term, as illustrated on Exhibit B hereto. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than March 15 of the calendar year immediately following the calendar year in which the fiscal year to which such Annual Bonus relates ended.
(c)Long-Term Incentive Award. In respect of each fiscal year of the Company occurring during the Employment Term, Executive shall be eligible for an annual long-term incentive award of $1,296,000.00 US Dollars per annum (the “LTI Award”). The LTI Award will be a three-year award consisting of a 40% time-vesting portion awarded as restricted stock units for the 2025 LTI Award (and in cash or restricted stock units for the 2026 and 2027 LTI Awards, as approved by the Compensation Committee) that will vest ratably at the end of each year of the three-year term (consistent with the terms and conditions approved by the Board) and a 60% cash-based performance portion that will vest on December 31 of the third calendar year of the award. Executive’s annual LTI Award shall be prorated for each partial year of employment during the Employment Term, as illustrated on Exhibit B hereto. The actual performance portion of the LTI Award will be based upon the level of achievement of specified operational, financial, and strategic performance for such fiscal year, as approved by the Compensation Committee. The LTI Award shall otherwise be subject to the terms and conditions of the long-term incentive award plan, under which awards are generally payable to senior executives of the Company, as in effect from time to time. The LTI Award shall be paid to Executive at the same time as awards are generally payable to other senior executives of the Company, but in no event later than March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such LTI Award payments relates ended.

(d)Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices, programs and perquisite arrangements provided generally to the most senior executives of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. In the alternative, if Executive elects to decline participation in the Employee Benefits Plans, Executive shall be paid $1,183.80 US Dollars per month, payable in regular installments in accordance with the Company’s general payroll practices.
(e)Withholding Taxes. All amounts payable to Executive as compensation hereunder, including any bonuses or other monetary incentives, shall be subject to such federal, state and local taxes (based on Executive’s remote office location) as may be required to be withheld pursuant to any applicable law or regulation.
(f)Expense Reimbursement; Indemnification. Executive shall be reimbursed for ordinary and customary business expenses incurred by Executive in the furtherance of the Company’s business. Additionally, the Company shall either provide, at no expense to Executive, or reimburse Executive for each of the following, as requested by Executive in the furtherance of the Company’s business: (i) hotel accommodations when traveling to the Company’s Indiana offices or use of a furnished short-term executive apartment in Carmel, Indiana; (ii) a long-term rental car or short-term leased vehicle for use while visiting Indiana and to be parked at IND; and (iii) access to private air travel when the Company, in its reasonable discretion, determines that commercial first class travel would be impractical, inefficient or otherwise not conducive to the effective performance of the Executive’s duties. In addition, the Company shall at all times maintain a customary directors’ and officers’ liability insurance policy, and provide Executive with indemnification to the fullest extent permitted under applicable law, and otherwise in accordance with its charter, bylaws and/or any indemnification agreements applicable to directors and officers of the Company.
(g)Navy Integration Equity Award. In connection with the commencement of Executive’s employment as CEO hereunder, Executive will receive a one-time Navy Integration Equity Award consisting of 4,903 restricted stock units (“RSUs”), subject to vesting criteria determined by the Compensation Committee in its discretion and administered in accordance with the terms and conditions of the applicable award agreement.
4.Termination of Employment.
(a)The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided, that Executive shall be required to give the Company at least 60 days’ advance written notice of any termination of Executive’s employment without Good Reason. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates, provided, that Executive’s rights with respect to any equity awards as may be approved by the Board shall, except as provided in this Section 4, be governed by the terms and conditions of the equity incentive plan, the applicable award agreement and/or any other documents pursuant to which such equity awards have been granted.
(b)Termination by the Company for Cause or by Executive Without Good Reason. Executive’s employment hereunder may be terminated by the Company for Cause, or by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason, Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary; and (ii) reimbursement for unreimbursed business expenses properly incurred by Executive ((i) and (ii) together, the “Accrued Amounts”).
(c)Termination upon the second anniversary of the Effective Date, by the Company Without Cause or by Executive for Good Reason. The Employment Term and Executive’s employment hereunder will automatically terminate on the second anniversary of the Effective Date, or may be earlier terminated by the Company without Cause or by Executive for Good Reason. In the event of such a termination, Executive shall be entitled to receive (A) the Accrued Amounts, and (B) the Severance Amount (as provided below); provided, that Executive shall be entitled to receive the Severance Amount only if (i) Executive is in compliance in all material respects with Sections 5 and 6 of this Agreement, and (ii) Executive executes a general release of all claims and rights that Executive may have against the Company and its related entities and their respective equityholders, members, officers, directors, managers and employees relating to Executive’s employment and/or termination, in a form substantially similar to Exhibit A hereto (the “Release”) within 45 days following the Termination Date, and does not revoke the Release within any applicable revocation period. The “Severance Amount” shall equal to the total of:
(d)(i) the Base Salary rate as of the Termination Date, payable for the period beginning on the Termination Date and ending on the second anniversary of the Effective Date;
(e)(ii) any earned or unearned and unpaid Annual Bonus amounts that Executive would have been eligible to receive from the Effective Date until the second anniversary of the Effective Date, with such Annual Bonus amounts based on actual performance and payable at the same time Annual Bonuses are generally payable to other senior executives of the Company with respect to each such fiscal year, in each case, subject to the Continuing Directorship Commitment (as defined in Section 4(g) below);
(f)(iii) any earned or unearned and unpaid LTI Award amounts that Executive would have been eligible for from the Effective Date until the second anniversary of the Effective Date, in each case payable at the same time and performance multiple as paid for other senior executives subject to the Continuing Directorship Commitment;
(g)(iv) continuation of any health insurance benefits (or in-kind payments) to which Executive was entitled as of the Termination Date through the second anniversary of the Effective Date, at the same level as active employees (with such benefits to be provided in the form of subsidized COBRA premiums); and
(h)(v) continued vesting of any remaining Navy Integration Equity Awards in accordance with the applicable award agreement, subject to the Continuing Directorship Commitment.
(i)The cash termination payments described in this section shall be paid to Executive within 60 days following the Termination Date, except as otherwise provided above.

(j)Death or Disability.
(i)Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.
(ii)If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts plus the expected amount of Executive’s Annual Performance Bonus for the year in which such termination occurs, pro-rated through the Termination Date.
(k)Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive agrees to resign from all positions that Executive holds as an officer of the Company or any of its affiliates.
(l)Section 280G. Notwithstanding anything in this Agreement to the contrary, if the payments and benefits to be afforded to Executive under Section 4 hereof (the “Severance Benefits”) either alone or together with other payments and benefits which Executive has the right receive from the Company (or any affiliate) would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section 4(f), would be subject to the excise tax imposed by Section 4999 of the (the “Excise Tax”), then the Severance Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall only occur if such reduction would result in Executive’s “Net After-Tax Amount” attributable to the Severance Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments and benefits, including but not limited to, the Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which Executive may be entitled upon termination of employment and/or a change in control other than as specified in this Section 4(f), or a reduction in the Severance Benefits below zero.
(m)Definitions.
(i)For purposes of this Agreement, “Cause” shall mean: that a good faith determination by the Board that the Executive has (i) willfully refused to perform a material part of his duties hereunder, (ii) willfully failed to follow the direction of the Board, (iii) materially breached the provisions of Section 5 or 6 hereof, (iv) acted fraudulently or dishonestly in his relations with the Company, (v) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds or assets in the course of his employment, or (vi) been indicted or convicted of any felony or other crime involving an act of moral turpitude. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have 20 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, that if the Company reasonably expects irreparable injury from a delay of 20 business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. For purposes of the definition, no act, or failure to act, by Executive shall be considered “willful” unless done, or omitted, by him in bad faith, or without a reasonable belief that such act or omission was in the best interests of the Company and its affiliates. For the avoidance of doubt, the Board and Executive may determine that a future CEO transition and succession should occur prior to the end of the Employment Term and such event shall be considered a Termination Without Cause in the absence of any of the Cause elements as provided above.
(ii)For purposes of this Agreement, “Continuing Directorship Commitment” shall mean Executive’s commitment to return to the Board as a Director immediately following the Termination Date and continuing to serve as a Director through the applicable payment dates set forth in Section 4(c)(ii) and (iii), and that Executive has not voluntarily resigned from or declined nomination to the Board of Directors of the Company. For purposes of this definition, a decision by the Board not to nominate Executive to the Board or if he is otherwise not approved for appointment by the shareholders of the Company, then such event shall be treated the same as Executive complying in full with the Continuing Directorship Commitment.
(iii)For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job for 180 consecutive days. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined by a qualified, mutually agreed upon independent physician. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(iv)For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) any material breach by the Company of any material provision of this Agreement during the employment term without Executive’s written consent; (2) any change in Executive’s title, or any material diminution of Executive’s duties, responsibilities, or status in a manner not consistent with this Agreement, without Executive’s consent; (3) reduction of Executive’s Base Salary, without Executive’s consent; (4) relocation of Executive’s principal place of business that will require Executive to travel a materially greater distance on a regular basis (as compared with Executive’s prior practice) without Executive’s consent; or (5) the failure of a successor in interest to the Company (whether by merger, stock purchase, or acquisition of all or substantially all of the Company’s assets) to assume this Agreement within 15 days of such transaction. Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the first occurrence of applicable grounds, and the Company has had a least 30 days from the date on which such notice is provided to cure such circumstances. If the Company fails to cure, and Executive does not resign for Good Reason within 20 days following the expiration of the Company’s cure period, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to the grounds asserted.
5.Trade Secrets and Confidential Information; Confidentiality of Employment Terms.
(a)Executive acknowledges and agrees that, as a result of Executive’s employment, Executive will have access to trade secrets and other confidential and/or proprietary information of the Company, its customers, clients and vendors (“Trade Secrets and Confidential Information”). The Company acknowledges that this protection only extends to confidential information and not publicly available and generally known or available information or information not protectable from non-disclosure under the applicable law. Executive agrees that Executive shall not, either directly or indirectly, disclose or use at any time, whether during Executive’s employment with the Company or for a period of three years thereafter, any Trade Secrets and Confidential Information, except to the extent that such disclosure or use is necessary for Executive to perform Executive’s duties pursuant to this Agreement or otherwise with respect to the Company’s business; provided, that in the event of a disclosure of any Trade Secrets and Confidential Information that Executive is requested or demanded to make under the guise of law, Executive must give the Company prompt written notice of any order, subpoena or other notice or information that relates to such a request or demand for disclosure compelled by law such that the Company will have sufficient opportunity to challenge the requested disclosure in advance of disclosure by Executive, and further provided that Executive shall (1) not disclose any more information than the minimum disclosure that is in fact required by law, and (2) cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for all such information prior to making any such disclosure.
(b)Executive covenants and agrees that, other than acknowledging the existence of an employer-employee relationship between the Company and Executive and as otherwise required by law (subject to the terms of Section 5(a) above), Executive shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Executive’s legal counsel and Certified Public Accountant.
(c)Executive acknowledges that the Defend Trade Secrets Act provides civil and criminal immunity for any disclosure of Trade Secrets and Confidential Information to his attorney, the government, or in a court filing under seal, so long as the purpose is for reporting or investigating a suspected violation of law. Executive further acknowledges that if Executive files a lawsuit for retaliation by virtue of reporting a suspected violation of the law, Executive may use Trade Secrets and Confidential Information in that anti-retaliation lawsuit.
6.Restricted Activities.
(a)Non-Solicitation of Employees. During the Employment Term, without limiting Executive’s obligations and duties as an employee under applicable law, and for a period of 12 months running consecutively from the later of (i) the Termination Date or (ii) the date Executive is no longer a member of the Board (a “Board Member”), Executive shall not, directly or indirectly, for Executive’s own account or on behalf of any other person or entity, solicit, encourage, entice, or cause, or attempt to solicit, encourage, entice or cause, any employee or contractor of the Company or any Company Party to: (i) breach or modify any provision of such employee’s employment agreement with the Company or any Company Party; (ii) reduce or change the quality or quantity or availability of such employee’s services to the Company or any Company Party; or (iii) terminate such employee’s employment with the Company or any Company Party.
(b)Non-Competition. Executive acknowledges and agrees that due to his position and responsibilities with the Company, Executive will have access to Trade Secrets and Confidential Information to a greater extent than Executive may otherwise as a Board Member. Because of the Company’s protectable interest, and the good and valuable consideration offered to Executive during the Employment Term, for a period of 24 months running consecutively from the later of (i) the Termination Date or (ii) the date Executive is no longer a Board Member, Executive will not, directly or indirectly, engage in any activity that is the same or similar to the business of the Company, including, but not limited to, being employed by, a board member of, or advising any Part 121 airline other than American Airlines, Delta Air Lines, or United Airlines.
(c)Non-Disparagement. Executive covenants and agrees that for the longest period legally enforceable, Executive shall not disparage the image or reputation of the Company or any of its subsidiaries or affiliates and their officers, senior management employees and professional employees. The Company covenants and agrees that it (i) shall not, in any official or Company-sanctioned statement, disparage the image or reputation of Executive; and (ii) shall instruct its officers, directors and senior management employees not to disparage the image or reputation of Executive.
(d)Permitted Activities. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits or impedes Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, otherwise communicating, cooperating, or filing a complaint with or making other disclosures or complaints to any such agency or entity that are protected under the whistleblower provisions of federal law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company. An individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
7.Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, any such provision(s) shall be severed, but only to the minimum extent necessary to comply with applicable laws and rules. Such invalidity, illegality or unenforceability shall not affect any other portion of the same provision or of any other provision of this Agreement or any action in any other jurisdiction. In addition to the foregoing, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable at law, such provision or provisions shall be modified or substituted by the appropriate judicial or governing body so as to cover the maximum period, scope or geographical area permitted by applicable law.
8.Complete Agreement. This Agreement is fully integrated and embodies the complete agreement and understanding between the Parties regarding Executive’s employment with the Company and supersedes and preempts any prior understandings, offers, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both Parties. Any subsequent change or changes in Executive’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
9.Successors and Assigns. Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. This Agreement and the benefit of each agreement and obligations of Executive hereunder may be freely assigned to and enforced by all successors and assigns of the Company, in its sole discretion, and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.
10.Company Party Defined. For purposes of this Agreement, the “Company Parties” collectively (and, individually, a “Company Party”) means the Company, and its subsidiaries and affiliates, and each and every other entity which is in control of, controlled by or directly or indirectly under common control with the Company. Any and all such entities and individuals is an intended third-party beneficiary of this Agreement. Should Executive be employed by or transferred to a successor, or to a member, subsidiary, affiliate or other related entity, this Agreement shall continue in full force and effect as part of the terms of Executive’s employment.
11.Choice of Law. This Agreement, and all of the rights and obligations of the parties hereto in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Indiana without giving effect to principles relating to conflicts of law.
12.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the written consent of both the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. No waiver or indulgence by the Company or any Company Party of any failure by Executive to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company or any Company Party of any right shall be construed as a waiver of any other right. No Company Party shall be required to give notice to enforce strict adherence to all terms of this Agreement.
13.Compliance with Section 409A. The parties hereby agree that this Agreement shall be construed in a manner to be exempt from or comply with Section 409A of the Code (“Section 409A”) and that should any provision subject to Section 409A be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required for the Company to achieve compliance with Section 409A. By execution and delivery of this Agreement, Executive irrevocably waives any objections he may have to the amendments required by Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is paid on a “separation from service” (within the meaning of Section 409A (a “Separation from Service”)) that is considered deferred compensation within the meaning of Section 409A be made to Executive unless he has incurred a Separation from Service. In the event Executive is a “specified employee” (within the meaning of Section 409A), payments that constitute deferred compensation within the meaning of Section 409A that are payable on Separation from Service shall be subject to the six-month delay. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as a right to a series of separate payments. To the extent that any payment under this Agreement is deferred compensation subject to Section 409A, in no event shall Executive, directly or indirectly, designate the calendar year of payment, except to the extent permitted under Section 409A. the Company shall not reimburse Executive for the amount of any tax liability incurred by Executive under Section 409A.

[Signature page follows; remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.
REPUBLIC AIRWAYS INC.:    EXECUTIVE:

By: /s/ Matthew Koscal                    By: /s/ David Grizzle
Name: Matthew J. Koscal            Name: David Grizzle
Title: President and CCO

EXHIBIT A
Release Agreement
THIS RELEASE AGREEMENT (this “Agreement”) dated ______________, between Republic Airways Inc. (the “Company”) and David Grizzle (“you”).
WHEREAS, the Company and you have entered into that certain Employment Agreement dated as of [_____] (the “Employment Agreement”); and
WHEREAS, pursuant to the Employment Agreement, certain severance payments and benefits otherwise payable to you pursuant to the Employment Agreement (the “Severance Benefits”) are subject to your execution, delivery and non-revocation of a release of claims substantially in the form of Exhibit A to the Employment Agreement.
NOW THEREFORE, in consideration of the Severance Benefits you hereby agree as follows:
1.     General Release. For and in consideration of the Severance Benefits to be made to you under the Employment Agreement, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have hereafter against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment or compensatory arrangement with the Company or its affiliates (collectively, the “Released Claims”); provided that such Released Claims shall not include any claims to enforce your rights under, or with respect to, (a) the Severance Benefits, the “Accrued Amounts” (as defined in the Employment Agreement) and any other termination benefits or rights under any separation agreement entered into at the time of your termination of employment, (b) any outstanding equity or equity-type awards, (c) your rights as shareholder, including without limitation your rights under (i) tax receivable agreements, (ii) documents or laws which relate to corporate governance, and/or (iii) documents or laws which are incident to, relate to or arise from your equity ownership in the Company, whether such equity is owned directly or indirectly by you, and (d) indemnification rights and coverage under director and officer liability policies or other indemnification rights conferred upon you by the Company’s charter, bylaws or other constituent documents or by operation of law.
a.     Subject to the limitations stated in paragraph 1 above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief. Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its subsidiaries without prior written consent of Company’s General Counsel or other officer designated by the Company.
b.    THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES, WITH RESPECT TO THE RELEASED CLAIMS, BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES.
c.    You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one (21) days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven (7) days after it is signed, and you understand that you will not receive any of the Severance Benefits due to you under the Employment Agreement until such seven (7) day revocation period has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.
2.     Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of Indiana.
3.     Entire Agreement/Counterparts. This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein. It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.
[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties, all as of the date first written above.
_________________________________
                        David Grizzle

Reviewed, approved and agreed:
REPUBLIC AIRWAYS INC.
By:_____________________________
Name:
Title:

EXHIBIT B
COMPENSATION ILLUSTRATION